Execution Version
THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made and entered into as of February 12, 2024, is by and between MidWestOne Financial Group, Inc. a corporation organized under the laws of the State of Iowa (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Bank”).
RECITALS
1.    The Bank and the Borrower entered into a Credit Agreement dated as of June 7, 2022, as amended by that certain First Amendment to Credit Agreement dated as of September 30, 2022 and that certain Second Amendment to Credit Agreement dated as of September 19, 2023 (as amended, the “Credit Agreement”); and
2.    The Borrower desires to amend certain provisions of the Credit Agreement, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:
Section 1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires.
Section 2.Amendments. The Credit Agreement is hereby amended as follows:
2.1Section 1.1 – Defined Terms. Section 1.1 of the Credit Agreement is amended by inserting the definitions of “Average Total Assets”, “Net Income”, and “Return on Assets” in their respective entireties, to read as follows:
“Average Total Assets” means Borrower’s average total consolidated assets determined in accordance with applicable Regulatory Reporting Principles, as reported on the Borrower’s Form Y-9C for the applicable period.
“Net Income” means respect to any Person for the four fiscal quarters most recently ended, the net income of such Person, consolidated with its Subsidiaries, after deductions for all expenses, including, but not limited to, income taxes if any, Interest Expense, and non-cash charges or expenses, including depreciation and amortization, all as determined in accordance with GAAP.
“Return on Assets” means Net Income divided by Average Total Assets.

Section 1.1 of the Credit Agreement is further amended by restating the definitions of “Monthly Reset Term SOFR Rate” and “Term SOFR” to read in their respective entireties as follows:
“Monthly Reset Term SOFR Rate”: Means the greater of (a) zero and (b) the one-month forward-looking term rate based on SOFR quoted by the Bank from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by the Bank from time to time) (“Term SOFR”), which shall be that one-month Term SOFR rate in effect two New York Banking Days prior to the Rate Adjustment Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR rate is not published on such New York Banking Day due to a holiday or other circumstance that the Bank deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such New York Banking Day. If the initial Revolving Loan or the Term Loan Advance under this Agreement occurs other than on the Rate Adjustment Date, the initial one-month Term SOFR rate in effect two New York Banking Days prior to the later of (a) the immediately preceding Rate Adjustment Date and (b) the Closing Date, which rate plus the Applicable Margin shall be in effect until the next Rate Adjustment Date.
“Term SOFR” has the meaning given such term in the definition of “Monthly Reset Term SOFR Rate.”
Section 1.1 of the Credit Agreement is further amended to delete the definition of “Fixed Charge Coverage Ratio” as it appears therein.
2.2Section 2.4(c) – Term SOFR Unavailability. Section 2.4(c) of the Credit Agreement is restated in its entirety to read as follows:
(c)    Term SOFR Unavailability. If the Bank has determined in its sole discretion that (i) the administrator of Term SOFR, or any relevant agency or authority for such administrator, of Term SOFR (or any substitute index which replaces Term SOFR (Term SOFR or such replacement, the “Benchmark”)) has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become permanently unavailable or ceased to exist, the Bank will (x) replace such Benchmark with a replacement rate or (y) if any such circumstance applies to fewer than all tenors of such Benchmark used for determining an interest period hereunder, discontinue the availability of the affected interest periods. In the case of Term SOFR, such replacement rate will be Daily Simple SOFR. In the case of the replacement of a rate other than Term SOFR, the Bank may add a spread adjustment selected by the Bank, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. In connection with the selection and implementation of any such replacement rate, the Bank may make any technical, administrative or operational changes that the Bank decides may be appropriate to reflect the adoption and implementation of such replacement rate. Without limitation of the foregoing, in the case of a transition to Daily Simple SOFR, the Bank will remove any option to select another rate that may change or is reset on a daily basis, including, without limitation, the Prime Rate. The Bank does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, Term SOFR.
2.3Section 6.18 – Return on Assets. Section 6.18 of the Credit Agreement is restated in its entirety to read as follows:
    Section 6.18    Return on Assets. The Borrower shall (on a consolidated basis) maintain as of the last day of each fiscal quarter based on the trailing twelve month period then ending, a Return on Assets of at least 0.25%.
Section 3.Effectiveness of Amendments. The amendments in this Amendment shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:
3.1This Amendment duly executed by the Borrower.
3.2A certificate of an officer of the Borrower dated as of the date of this Amendment and certifying as to the following:
(a)The Borrower’s Resolutions of the Board of Directors (the “Resolutions”), a copy of which was attached to a Secretary’s Certificate of the Company dated June 7, 2022 (the “Existing Secretary’s Certificate”), remain in full force and effect, are sufficient to authorize this Amendment by the Borrower and its execution and delivery by officers of the Borrower, and there has been no change in or revocation of the authority granted to the officers of the Borrower therein.
(b)The incumbency, names, titles, and signatures of the Borrower’s officers authorized to execute this Amendment.
(c)There has been no amendment to the Borrower’s articles of incorporation or bylaws since true and accurate copies thereof were delivered to the Bank with the Existing Secretary’s Certificate.
3.3A good standing certificate from the Secretary of State of the State of Iowa dated not more than 30 days prior to the date of this Amendment.
3.4The Borrower shall have satisfied such other conditions as specified by the Bank, including payment of all unpaid legal fees and expenses incurred by the Bank through the date of this Amendment in connection with the Credit Agreement and the Amendment Documents (as defined below).
Section 4.Representations, Warranties, Authority, No Adverse Claim.
4.1Reassertion of Representations and Warranties, No Default. The Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties in the Credit Agreement are true, correct, and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement, and (b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date that the Bank has not waived.
4.2Authority, No Conflict, No Consent Required, Enforceability. The Borrower represents and warrants that it has the power, legal right, and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and all other agreements and documents (collectively, the “Amendment Documents”) executed and delivered by the Borrower in connection therewith by proper corporate action, and none of the Amendment Documents and the agreements therein contravenes or constitutes a default under any agreement, instrument, or indenture to which the Borrower is a party or a signatory, any provision of the Borrower’s articles of incorporation or bylaws, or any other agreement or requirement of law, or results in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Bank. The Borrower represents and warrants that no consent, approval, or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except for those that the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Bank. The Borrower represents and warrants that the Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
4.3No Adverse Claim. The Borrower warrants, acknowledges, and agrees that no events have taken place and no circumstances exist at the date hereof that would give the Borrower a basis to assert a defense, offset, or counterclaim to any claim of the Bank with respect to the Obligations.
Section 5.Affirmation of Credit Agreement, Further References. The Bank and the Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions, and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended to refer to the Credit Agreement as amended by this Amendment.
Section 6.Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.
Section 7.Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument, or transaction contemplated thereby or relating thereto shall be interpreted so as to be effective, valid, and enforceable under the applicable law of any jurisdiction, but if any provision of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto is held to be prohibited, invalid, or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity, or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto in such jurisdiction, or affecting the effectiveness, validity, or enforceability of such provision in any other jurisdiction.
Section 8.Successors. The Amendment Documents shall be binding upon the Borrower, the Bank, and their respective successors and assigns and shall inure to the benefit of the Borrower, the Bank, and the Bank’s successors and assigns.
Section 9.Legal Expenses. As provided in Section 8.2 of the Credit Agreement, the Borrower shall pay or reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank and/or the allocated costs of in-house counsel incurred from time to time, in connection with the Credit Agreement, including in connection with the negotiation, preparation, execution, collection, and enforcement of the Amendment Documents and all other documents negotiated, prepared, and executed in connection with the Amendment Documents, and in enforcing the obligations of the Borrower under the Amendment Documents, and to pay and save the Bank harmless from all liability for any stamp or other taxes that may be payable with respect to the execution or delivery of the Amendment Documents, which obligations of the Borrower shall survive any termination of the Credit Agreement.
Section 10.Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.
Section 11.Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document.
Section 12.Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES, AND THEIR AFFILIATES.
Section 13.Acknowledgement and Release. IN ORDER TO INDUCE THE BANK TO ENTER INTO THIS AMENDMENT, THE BORROWER: (A) REPRESENTS AND WARRANTS TO THE BANK THAT NO EVENTS HAVE TAKEN PLACE AND NO CIRCUMSTANCES EXIST AT THE DATE HEREOF WHICH WOULD GIVE THE BORROWER THE RIGHT TO ASSERT A DEFENSE, OFFSET OR COUNTERCLAIM TO ANY CLAIM BY THE BANK FOR PAYMENT OF THE OBLIGATIONS; AND (B) HEREBY RELEASES AND FOREVER DISCHARGES THE BANK AND ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND PARTICIPANTS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, PROCEEDINGS, DEBTS, SUMS OF MONEY, COVENANTS, CONTRACTS, CONTROVERSIES, CLAIMS AND DEMANDS, AT LAW OR IN EQUITY, WHICH THE BORROWER EVER HAD OR NOW HAS AGAINST THE BANK OR ANY OF ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR

PARTICIPANTS BY VIRTUE OF THEIR RELATIONSHIP TO THE BORROWER IN CONNECTION WITH THIS AMENDMENT, THE CREDIT AGREEMENT, THE LOAN DOCUMENTS AND TRANSACTIONS RELATED THERETO.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.
MIDWESTONE FINANCIAL GROUP, INC.

By: ____________________________
Name: Barry S. Ray
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By: ____________________________
Name: William P. Doran
Title: Vice President

[Signature Page to Third Amendment to Credit Agreement]